Filed pursuant to Rule 424(b)(2)
                                           Registration No. 33-53855





     PROSPECTUS SUPPLEMENT
     ---------------------
     (TO PROSPECTUS DATED FEBRUARY 3, 1995)

                                     $124,200,000
                            DELMARVA POWER & LIGHT COMPANY
                             MEDIUM TERM NOTES, SERIES C
                 DUE FROM 9 MONTHS TO 40 YEARS FROM DATE OF ISSUANCE

                                  ------------------

          Delmarva Power & Light Company (the "Company") may offer from time to time up to $124,200,000 aggregate principal amount of unsecured Medium Term Notes, Series C (the "New Notes").

          The principal amount or amounts, the offering price or prices, the date or dates of maturity, the interest rate or rates, the interest accrual date or dates, the interest payment dates, any sinking fund or other redemption provisions and other material terms of the new Notes will be established from time to time and will be set forth in supplements hereto ("Pricing Supplements").

          The New Notes will be represented by global securities registered in the name of a nominee of The Depository Trust Company, as depository. Interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company (with respect to its participant's interests) and by its participants or persons that hold through such participants (with respect to the interest of persons other than such participants). Except under the circumstances described herein, certificated securities will not be issued in exchange for global securities.

          For further information relating to the New Notes, see "Description of the New Notes" and "Book-Entry System" in the accompanying Prospectus, and the applicable Pricing Supplement.

                                  ------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                RELATES.  ANY REPRESENTATION TO THE CONTRARY IS
                                 A CRIMINAL OFFENSE.

     ===========================================================================
                      Price to     Agents' Discounts           Proceeds to
                      Public(1)    and Commission(2)       the Company(2)(3)
     ---------------------------------------------------------------------------

     Per New Note  . .  100%          .125%-.750%           99.875%-99.250%
     ---------------------------------------------------------------------------
     Total . . . .   124,200,000   $155,250-$931,500   $124,044,750-$123,268,500
     ===========================================================================

     (1) Unless otherwise specified in the applicable Pricing Supplement, the New Notes will be issued at 100% of their principal amount.

     (2) The commission payable to an Agent (as hereinafter defined) for each New Note sold through such Agent, as agent, shall range from .125% to .750% of the principal amount of such New Note, depending upon maturity (except that the Company and such Agent may agree to a higher commission for maturities in excess of 30 years). The Company may also sell New Notes to an Agent, as principal, for resale to investors or other purchasers. Unless otherwise specified in the applicable Pricing Supplement, a New Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a New Note of identical maturity and may be resold by such Agent. The Company may also sell New Notes directly to investors. No commission will be payable on any sales made directly by the Company. The Company has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933 (the "Act").

     (3) Assuming New Notes are issued at 100% of their principal amount and before deducting expenses payable by the Company estimated at $65,000, including reimbursement of certain expenses of the Agents.

                                  ------------------

          Offers to purchase the New Notes may be solicited from time to time by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated (individually, an "Agent" and collectively, the "Agents"), on behalf of the Company. The Agents have agreed to use best efforts to solicit purchases of the New Notes. The Company may sell New Notes to an Agent acting as principal for its own account for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale or otherwise to be determined by such Agent. The Company also may sell the New Notes directly to investors for their own accounts. The Company or an Agent may reject any offer in whole or in part. The New Notes will not be listed on any securities exchange. There can be no assurance that all of the New Notes offered hereby will be sold or that there will be a secondary market for the New Notes. See "Plan of Distribution" herein.

                                  ------------------

     MERRILL LYNCH & CO.                                    MORGAN STANLEY & CO.
                                                                INCORPORATED

                                  ------------------


             The date of this Prospectus Supplement is January 31, 1997.

          IN CONNECTION WITH A DISTRIBUTION OF NEW NOTES UNDERWRITTEN BY AN AGENT ACTING AS PRINCIPAL, SUCH AGENT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF SUCH NEW NOTES OR OTHER SECURITIES OF THE COMPANY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


                                 PLAN OF DISTRIBUTION

          The New Notes are being offered on a continuing basis by the Company through the Agents, which have agreed to use best efforts to solicit offers to purchase New Notes. The Company may appoint additional agents to solicit offers to purchase the New Notes, provided that any such solicitation and sale shall be on the same terms and conditions as those to which the Agents have agreed. The Company will have the sole right to accept offers to purchase New Notes and may reject any offer in whole or in part. Payment of the purchase price of the New Notes will be required to be made in immediately available funds. The Company will pay an Agent, in connection with the sale of New Notes through such Agent, a commission ranging from .125% to .750% of the principal amount of New Notes to be sold, depending upon the maturity of the New Notes (except that the Company and such Agent may agree to a higher commission for maturities in excess of 30 years).

          The Company may also sell New Notes to an Agent, as principal, for its own account at a discount to be agreed upon at the time of sale. Such New Notes may be resold to investors and other purchasers at prevailing market prices, or prices related thereto at the time of such resale or otherwise, as determined by the Agent. In addition, the Agents may offer the New Notes they have purchased as principal to dealers at a discount which, unless otherwise specified in the applicable Pricing Supplement, will not be in excess of the discount to be received by such Agent from the Company. Unless otherwise specified in the applicable Pricing Supplement, any New Notes sold to any Agent, as principal, will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of New Notes of identical maturity, and may be resold by the Agent to investors and other purchasers as described above. After the initial public offering of New Notes to be resold to investors and other purchasers, the public offering price (in the case of New Notes to be resold at a fixed public offering price), concession and discount may be changed.

          The Company also may sell New Notes directly to investors. No commission will be payable in connection with any sales made directly by the Company.

          An Agent may be deemed to be an "underwriter" within the meaning of the Act. The Company and the Agents have agreed to indemnify each other against certain liabilities, including liabilities under the Act, or to contribute to payments made in respect thereof. The Company may also agree to reimburse the Agents for certain expenses.

          The Company does not intend to apply for the listing of the New Notes on a national securities exchange. No assurance can be given as to the liquidity of any trading market for the New Notes.

          Concurrently with the offering of the New Notes through Agents, the Company may issue other debt securities pursuant to the Indenture and the Mortgage.

     ====================================      =============================
        NO DEALER, SALESPERSON OR OTHER
     INDIVIDUAL HAS BEEN AUTHORIZED TO
     GIVE ANY INFORMATION OR TO MAKE ANY
     REPRESENTATIONS OTHER THAN THOSE CON-
     TAINED OR INCORPORATED BY REFERENCE
     IN THIS PROSPECTUS SUPPLEMENT OR THE
     PROSPECTUS IN CONNECTION WITH THE                 $124,200,000
     OFFER MADE BY THIS PROSPECTUS SUPPLE-
     MENT AND THE PROSPECTUS AND, IF GIVEN
     OR MADE, SUCH INFORMATION OR REPRE-              DELMARVA POWER
     SENTATIONS MUST NOT BE RELIED UPON AS            & LIGHT COMPANY
     HAVING BEEN AUTHORIZED BY THE COMPANY
     OR THE AGENTS.  NEITHER THE DELIVERY
     OF THIS PROSPECTUS SUPPLEMENT AND THE      MEDIUM TERM NOTES, SERIES C
     PROSPECTUS NOR ANY SALE MADE HERE-
     UNDER AND THEREUNDER SHALL UNDER ANY
     CIRCUMSTANCE CREATE AN IMPLICATION
     THAT THERE HAS BEEN NO CHANGE IN THE
     AFFAIRS OF THE COMPANY SINCE THE DATE
     HEREOF.  THIS PROSPECTUS SUPPLEMENT
     AND THE PROSPECTUS DO NOT CONSTITUTE
     AN OFFER OR SOLICITATION BY ANYONE IN
     ANY STATE IN WHICH SUCH OFFER OR SO-
     LICITATION IS NOT AUTHORIZED OR IN              ---------------
     WHICH THE PERSON MAKING SUCH OFFER OR
     SOLICITATION IS NOT QUALIFIED TO DO           PROSPECTUS SUPPLEMENT
     SO OR TO ANYONE TO WHOM IT IS UNLAW-
     FUL TO MAKE SUCH OFFER OR SOLICITA-              --------------
     TION.
                    --------
               TABLE OF CONTENTS

             PROSPECTUS SUPPLEMENT
                                       Page
                                       ----
     Plan of Distribution  . . . . .    S-2

                   PROSPECTUS
     Available Information . . . . .      2
     Incorporation of Certain
       Documents by Reference  . . .      2
     The Company . . . . . . . . . .      3
     Use of Proceeds . . . . . . . .      3         MERRILL LYNCH & CO.
     Ratio of Earnings to Fixed Charges   3
     Description of Common Stock . .      3        MORGAN STANLEY & CO.
     Description of the New Notes  .      4            INCORPORATED
     Description of the New Bonds  .     10
     Book-Entry System . . . . . . .     12
     Validity of the Securities  . .     14
     Experts . . . . . . . . . . . .     14          JANUARY 31, 1997
     Plan of Distribution  . . . . .     15
     ======================================     =============================